Woodward Reports Third Quarter and Nine Months Results

FORT COLLINS, CO -- (Marketwire - July 28, 2010) - Woodward Governor Company (NASDAQ: WGOV) today reported financial results for its third quarter of fiscal year 2010. (All per share amounts are presented on a fully diluted basis.)

Quarterly Highlights

--  Net sales for the third quarter of fiscal 2010 were $356.4 million, a decrease of 8 percent from $386.2 million in the third quarter of last year.
--  Earnings per share(1) were $0.45 for the quarter as compared with $0.36 for the same quarter last year. Special items were included in the results for both periods, as shown in the table below.
--  Total EBIT(2) for the quarter was $44.9 million compared to $37.4 million in the third quarter of the prior year, which included special items as shown in the table below.
--  Free cash flow (defined as cash provided by operating activities less capital expenditures) for the third quarter of 2010 was $30.9 million.

"Sales in our Turbine, Airframe and Engine Systems business segments improved sequentially this quarter, while orders in our Electrical Power Systems segment for deliveries beginning in the fourth quarter increased substantially," said Thomas A. Gendron, Chairman and Chief Executive Officer. "During the quarter, we saw increasing evidence of the effectiveness of our strategies as contract awards increased Woodward's content and share with customers, and important programs advanced through the development and production phases."

Net sales for the fiscal 2010 third quarter were $356.4 million, a decrease of 8 percent from $386.2 million for the 2009 third quarter. Foreign currency exchange rates had an unfavorable impact on net sales of approximately $4 million for the 2010 third quarter.

                              Special Items

2010                        Three Months                Nine Months
                                Ended                      Ended
                               6/30/10                    6/30/10
                      -------------------------  -------------------------
                      Pre-tax    Tax      EPS    Pre-tax    Tax     EPS
                     (Charge)  Benefit  Effect  (Charge)  Benefit  Effect
                      -------  -------- -------  -------  -------- -------

Tax Adjustments                   6,416    0.09              6,416    0.09

NOTE: Of the $0.09 in special tax items, $0.04 was anticipated and included in our previous guidance.

2009                         Three Months               Nine Months
                                 Ended                     Ended
                                6/30/09                   6/30/09
                      -------------------------  -------------------------
                       Pre-tax    Tax     EPS    Pre-tax     Tax     EPS
                      (Charge)  Benefit  Effect (Charge)   Benefit  Effect
                      -------  -------- -------  -------  -------- -------
Restructuring,
 Inventory
 Write-downs,
 and Other Charges                               (16,605)            (0.16)

Purchase Accounting -
 Inventory            (12,500)            (0.12) (12,500)            (0.12)

Favorable Resolution
 - Tax Issues                     4,992    0.07                       0.07
                                        -------                    -------
Total                                     (0.05)                     (0.21)

Net earnings(1) for the 2010 third quarter were $31.7 million, or $0.45 per share, compared with $25.0 million, or $0.36 per share, in the 2009 third quarter. Included in this quarter were $6.4 million of tax benefits, or $0.09 per share, of which $2.7 million or $0.04 per share were anticipated and included in our previous guidance. Earnings per share for the current quarter, adjusted only for the remaining $3.7 million unanticipated favorable tax benefits, were $0.40 per share. Earnings per share were $0.36 after adjusting for all special tax benefits occurring in the quarter. Earnings per share for the prior year quarter adjusted for special items were $0.41.

EBIT was $44.9 million for the third quarter of 2010 compared to $37.4 million for the third quarter of 2009, which included $12.5 million of pre-tax special items as noted in the table above. The current quarter EBIT was significantly impacted by sales volume declines across almost all reported business segments, partially offset by favorable selling price and mix impacts together with savings resulting from cost reduction actions primarily taken in 2009. Foreign currency exchange rates had a minor impact on EBIT for the 2010 third quarter.

Quarterly Segment Results

Turbine Systems

Turbine Systems' segment net sales for the third quarter of fiscal 2010, which include intersegment sales, were $151.2 million, a decrease of 5 percent from $159.0 million for the third quarter a year ago. Segment earnings for the third quarter of 2010 increased to $35.9 million from $33.3 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 23.8 percent this quarter compared to 20.9 percent in the same quarter of the prior year.

While aerospace sales increased during the quarter, the increase was more than offset by sales declines in our industrial gas turbine products. Segment earnings benefitted from a favorable sales mix, partially offset by the decline in volumes.

Airframe Systems

Airframe Systems' segment net sales for the third quarter of fiscal 2010, which include intersegment sales, were $94.1 million, a decrease of 13 percent from $107.7 million in the third quarter a year ago. Segment earnings for this quarter were $2.9 million compared to a loss of $6.0 million in the third quarter of 2009. Segment earnings as a percent of segment net sales were 3.0 percent this quarter compared to the loss reported in the same quarter for the prior year. Excluding the $12.5 million special item for purchase accounting noted above, segment earnings in the third quarter of 2009 were $6.5 million, or 6.0 percent of sales.

Net sales for Airframe Systems reflect volume declines in most of the segment's product lines, as well as the effect of the August 2009 sale of the Fuel and Pneumatics product line. The 2009 third quarter included a $12.5 million special charge for the amortization of the purchase accounting step-up in inventory as shown in the table above. After adjusting for this special charge, segment earnings declined as a result of the decline in volumes and the sale of the Fuel and Pneumatics product line, partially offset by cost controls.

Electrical Power Systems

Electrical Power Systems' segment net sales for the third quarter of fiscal 2010, which include intersegment sales, were $47.3 million, a decrease of 32 percent from $69.1 million for the third quarter a year ago. Segment earnings for this quarter were $3.1 million compared to $12.5 million for the same quarter last year. Segment earnings as a percent of segment net sales were 6.5 percent this quarter compared to 18.1 percent in the same quarter for the prior year.

Sales declines were tied to continued weakness in wind converter deliveries, which appear to have reached the bottom of the cycle with orders for fourth quarter deliveries up significantly. Foreign currency exchange rates contributed approximately $3 million of negative sales impact. Segment earnings largely reflected the decreased volumes.

Engine Systems

Engine Systems' segment net sales for the third quarter of fiscal 2010, which include intersegment sales, were $86.1 million compared to $76.6 million for last year's third quarter, an increase of 12 percent. Segment earnings for this quarter increased to $9.1 million from $3.9 million for the same period a year ago. Segment earnings as a percent of segment net sales were 10.6 percent this quarter compared to 5.1 percent in the same quarter last year.

Sales related to short-cycle engine products supporting construction and transportation markets continued to improve but were partially offset by declines in sales for large engine applications in the marine and power generation markets. Segment earnings improved due to the increased volumes and cost controls.

Nonsegment

Nonsegment expenses totaled $6.1 million for the third quarter of fiscal 2010, compared to $6.3 million for the same quarter last year. Nonsegment expenses were 1.7 percent of net external sales for the third quarter of 2010 compared to 1.6 percent in the prior year quarter.

Year-to-Date Results

Net sales for the first nine months of fiscal 2010 were $1.045 billion, a decrease of 2 percent from $1.066 billion from the nine-month period last year. Organic net sales for the first nine months of 2010 were $927.7 million, down 13 percent from $1.066 billion in the first nine months of 2009.

Net earnings for the first nine months of 2010 were $78.2 million, or $1.12 per share, compared with $70.5 million, or $1.02 per share, in the same period last year. Earnings per share for the first nine months of 2010, adjusted for special tax benefits not anticipated in our original guidance, were $1.07. Earnings per share for the first nine months were $1.03 after adjusting for all special tax benefits occurring in the quarter. Earnings per share for the prior year period, adjusted for special items were $1.23. Foreign currency exchange rates had a favorable impact of approximately 1 percent on net sales and approximately $0.01 per share on net earnings for the first nine months of 2010.

Year-to-date EBIT was $127.6 million compared to $112.8 million in the same period of the prior year. Adjusting for special charges (highlighted in the table above) and acquisition impacts, EBIT in the first nine months of 2010 was $113.2 million, compared to $141.9 million in the first nine months of 2009.

Cash Flow and Financial Position

Net cash generated from operating activities increased to $161.6 million for the nine-month period of fiscal 2010 compared with $115.7 million for the first nine months of 2009. Free cash flow was $142.8 million the first nine months of 2010 compared to $97.8 million for the same period of 2009. Capital expenditures for the nine-month period were $18.8 million compared with $17.9 million for the first nine months of last year.

During the nine months ended June 30, 2010, total debt was reduced by $118.7 million. As a result, the ratio of debt-to-debt-plus-equity was 37.7 percent at June 30, 2010 compared to 44.6 percent at September 30, 2009.

Outlook

"Customer orders continue to increase across all of our business segments, and we look forward to closing the fiscal year with substantial sequential sales improvement," added Mr. Gendron. "As a result, and largely consistent with our previous guidance, we expect net sales to be approximately $1.44 billion and reported diluted earnings per share to be approximately $1.56, including the special tax items recorded in our third quarter of this year."

Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's performance without financing and tax related considerations, as these elements may not fluctuate with operating results. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from cash flows provided by operating activities, in reviewing the financial performance of Woodward's various business segments and evaluating cash levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. As EBIT and EBITDA exclude certain financial information compared with net income, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

(1) Represents net earnings or earnings per share (as applicable) attributable to Woodward Governor Company (i.e., excluding any non-controlling interests).

(2) EBIT is defined as net earnings attributable to both Woodward Governor Company and any non-controlling interest before interest and taxes.

(3) Organic net sales or organic EBIT refer to financial information of Woodward businesses excluding the appropriate impacts of the April 3, 2009 acquisition of the HR Textron ("HRT") business. HRT is now part of the Airframe Systems business segment.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT on Wednesday, July 28, 2010 to provide an overview of the financial performance for the three- and nine-month periods, business highlights, and outlook for the remainder of fiscal 2010. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-253-6509 (domestic) or 1-703-639-1208 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1469705. An audio replay will be available by telephone from 8:00 p.m. EDT on July 28, 2010 until 11:59 p.m. EDT on August 2, 2010. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1469705.

About Woodward

Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment. We serve the aerospace and defense, power generation and distribution, and transportation markets. Our systems and components optimize the performance of commercial aircraft; military aircraft, ground vehicles and other equipment; gas and steam turbines; wind turbines; reciprocating engines; and electrical power systems. The company's innovative fluid and electrical energy and combustion and motion control systems help customers offer cleaner, more reliable and more cost-effective equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the recent instability of the credit markets and other adverse economic and industry conditions; any failure to fully comply, to the U.S. Government's satisfaction, with any of the terms of the civil and criminal settlements related to the U.S. Department of Justice's prior investigation of the pre-June 2005 government contract pricing practices of MPC Products Corporation and the related administrative agreement with the U.S. Department of Defense; Woodward's ability to implement and realize the intended effects of its restructuring efforts; Woodward's ability to manage its expenses relative to sales; the ability of Woodward's suppliers to meet their obligations; Woodward's ability to integrate acquisitions and manage the costs related thereto; Woodward's substantial debt obligations, debt service requirements, and any limitations regarding its ability to operate its business and pursue business strategies and incur additional debt in light of certain restrictive covenants in its outstanding debt documents; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2009, and any subsequently filed Quarterly Report on Form 10-Q.

Woodward Governor Company and Subsidiaries
CONDENSED  CONSOLIDATED  STATEMENTS  OF  EARNINGS

                           Three Months Ended         Nine Months Ended
                                June 30,                  June 30,
                        ------------------------  ------------------------
(Unaudited - in
 thousands except per
 share amounts)             2010         2009         2010         2009
                        -----------  -----------  -----------  -----------
Net sales               $   356,367  $   386,193  $ 1,045,027  $ 1,065,598
                        -----------  -----------  -----------  -----------
Costs and expenses:
  Cost of goods sold        249,966      287,094      733,834      766,919
  Selling, general, and
   administrative
   expenses                  31,394       33,182       98,359       94,735
  Research and
   development costs         21,419       20,676       59,431       58,556
  Amortization of
   intangible assets          8,635        8,286       26,471       18,169
  Restructuring and
   other charges                  -            -            -       15,159
  Interest expense            6,949       10,886       22,524       24,130
  Interest income               (97)         (19)        (327)        (902)
  Other income                   (7)        (606)        (834)        (975)
  Other expense                  56          137          209          237
                        -----------  -----------  -----------  -----------
Total costs and
 expenses                   318,315      359,636      939,667      976,028
                        -----------  -----------  -----------  -----------
Earnings before income
 taxes                       38,052       26,557      105,360       89,570
Income taxes                 (6,187)      (1,696)     (26,873)     (19,084)
                        -----------  -----------  -----------  -----------
Net earnings                 31,865       24,861       78,487       70,486
Net losses (earnings)
 attributable to
 noncontrolling
 interests, net of tax         (120)         136         (318)          49
                        -----------  -----------  -----------  -----------
Net earnings
 attributable to
 Woodward               $    31,745  $    24,997  $    78,169  $    70,535
                        ===========  ===========  ===========  ===========

Earnings per share
 amounts:
Basic earnings per
 share attributable to
 Woodward               $      0.46  $      0.37  $      1.14  $      1.04
Diluted earnings per
 share attributable to
 Woodward               $      0.45  $      0.36  $      1.12  $      1.02
                        ===========  ===========  ===========  ===========
Weighted average common
 shares outstanding:
Basic                        68,489       67,875       68,428       67,831
Diluted                      69,987       69,012       69,871       69,050
                        ===========  ===========  ===========  ===========
Cash dividends per
 share paid to Woodward
 common stockholders    $     0.060  $     0.060  $     0.180  $     0.180
                        ===========  ===========  ===========  ===========

Woodward Governor Company and Subsidiaries
CONDENSED  CONSOLIDATED  BALANCE  SHEETS

                                                    June 30,  September 30,
(Unaudited - in thousands)                            2010         2009
                                                  ------------ ------------
Assets
 Current assets:
  Cash and cash equivalents                       $     78,708 $    100,863
  Accounts receivable                                  195,453      209,626
  Inventories                                          289,655      302,339
  Income taxes receivable                                8,185       16,302
  Deferred income tax assets                            39,842       45,413
  Other current assets                                  22,245       21,701
                                                  ------------ ------------
    Total current assets                               634,088      696,244
 Property, plant, and equipment-net                    187,497      208,885
 Goodwill                                              436,144      442,802
 Intangible assets - net                               300,133      327,773
 Deferred income tax assets                              7,259        8,200
 Other assets                                           12,467       12,518
                                                  ------------ ------------
Total assets                                      $  1,577,588 $  1,696,422
                                                  ============ ============

Liabilities and stockholders' equity
 Current liabilities:
  Short-term borrowings                           $          - $          -
  Current portion of long-term debt                     18,488       45,569
  Accounts payable                                      93,622       81,108
  Income taxes payable                                   4,847        8,084
  Accrued liabilities                                   94,171      127,317
                                                  ------------ ------------
     Total current liabilities                         211,128      262,078
 Long-term debt, less current portion                  435,174      526,771
 Deferred income tax liabilities                        81,068       86,048
 Other liabilities                                     101,186      110,010
                                                  ------------ ------------
 Total liabilities                                     828,556      984,907
 Stockholders' equity                                  749,032      711,515
                                                  ------------ ------------
Total liabilities and stockholders' equity        $  1,577,588 $  1,696,422
                                                  ============ ============

Woodward Governor Company and Subsidiaries
CONDENSED  CONSOLIDATED  STATEMENTS  OF  CASH FLOWS

                                                      Nine Months Ended
                                                          June 30,
                                                  ------------------------
(Unaudited - in thousands)                            2010         2009
                                                  -----------  -----------
Net cash provided by operating activities         $   161,609  $   115,732
                                                  -----------  -----------

Cash flows from investing activities:
Business acquisitions, net of cash acquired           (25,000)    (749,844)
Payments for purchase of property, plant, and
 equipment                                            (18,834)     (17,915)
Proceeds from sale of other assets                        268        4,338
Working capital adjustment on disposal of Fuel
 and Pneumatics product line                              660            -
                                                  -----------  -----------
Net cash used in investing activities                 (42,906)    (763,421)
                                                  -----------  -----------

Cash flows from financing activities:
Cash dividends paid                                   (12,971)     (12,783)
Proceeds from sales of treasury stock                   2,709        1,646
Purchases of treasury stock                            (2,383)           -
Excess tax benefits from stock compensation             1,588          278
Purchase of noncontrolling interest                    (8,120)           -
Proceeds from issuance of long-term debt                    -      620,000
Payments of long-term debt                           (118,492)     (14,833)
Borrowings on revolving lines of credit and
 short-term borrowings                                 71,653      140,293
Payments on revolving lines of credit and
 short-term borrowings                                (71,653)    (101,324)
Payment of long-term debt assumed in MPC
 acquisition                                                -      (18,610)
Payment for cash flow hedge                                 -       (1,308)
Debt issuance costs                                         -       (5,602)
                                                  -----------  -----------
Net cash provided by (used in) financing
 activities                                          (137,669)     607,757
                                                  -----------  -----------
Effect of exchange rate changes on cash and cash
 equivalents                                           (3,189)      (2,345)
                                                  -----------  -----------
Net change in cash and cash equivalents               (22,155)     (42,277)
Cash and cash equivalents at beginning of period      100,863      109,833
                                                  -----------  -----------
Cash and cash equivalents at end of period        $    78,708  $    67,556
                                                  ===========  ===========

Woodward Governor Company and Subsidiaries
CONDENSED  CONSOLIDATED  STATEMENTS  OF  EARNINGS

                           Three Months Ended         Nine Months Ended
                                June 30,                  June 30,
                        ------------------------  ------------------------
(Unaudited - in
 thousands)                 2010         2009         2010         2009
                        -----------  -----------  -----------  -----------
Segment net sales *:
Turbine Systems         $   151,168  $   159,007  $   440,697  $   483,869
Airframe Systems             94,127      107,676      276,727      211,604
Electrical Power
 Systems                     47,280       69,065      158,610      189,428
Engine Systems               86,066       76,629      232,168      267,157
                        -----------  -----------  -----------  -----------
Total segment net sales $   378,641  $   412,377  $ 1,108,202  $ 1,152,058
                        ===========  ===========  ===========  ===========
Intersegment net sales:
Turbine Systems         $    (2,545) $    (3,114) $    (7,144) $   (11,123)
Airframe Systems               (609)        (803)      (1,900)      (2,162)
Electrical Power
 Systems                    (11,133)     (11,745)     (29,918)     (38,970)
Engine Systems               (7,987)     (10,522)     (24,213)     (34,205)
                        -----------  -----------  -----------  -----------
Total consolidated net
 sales                  $   356,367  $   386,193  $ 1,045,027  $ 1,065,598
                        ===========  ===========  ===========  ===========
Segment earnings**:
Turbine Systems         $    35,934  $    33,263  $   100,363  $   104,142
As a percent of segment
 sales                         23.8%        20.9%        22.8%        21.5%
Airframe Systems              2,852       (5,990)      10,237         (956)
As a percent of segment
 sales                          3.0%        -5.6%         3.7%        -0.5%
Electrical Power
 Systems                      3,072       12,501       15,254       30,804
As a percent of segment
 sales                          6.5%        18.1%         9.6%        16.3%
Engine Systems                9,131        3,912       18,513       16,380
As a percent of segment
 sales                         10.6%         5.1%         8.0%         6.1%
                        -----------  -----------  -----------  -----------
Total segment earnings       50,989       43,686      144,367      150,370
Nonsegment expenses          (6,085)      (6,262)     (16,810)     (37,572)
                        -----------  -----------  -----------  -----------
EBIT                         44,904       37,424      127,557      112,798
Interest expense and
 income, net                 (6,852)     (10,867)     (22,197)     (23,228)
                        -----------  -----------  -----------  -----------
  Consolidated earnings
   before income taxes  $    38,052  $    26,557  $   105,360  $    89,570
                        ===========  ===========  ===========  ===========

Capital expenditures    $     4,698  $     2,561  $    18,834  $    17,915
Depreciation expense          9,826        9,422       29,984       27,897
                        ===========  ===========  ===========  ===========

*This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.

**This schedule reconciles segment earnings, which excludes certain costs, to consolidated earnings before taxes.

Woodward Governor Company and Subsidiaries
RECONCILIATION  OF  NET  EARNINGS  TO  EBIT  AND  EBITDA

                                 Three Months Ended     Nine Months Ended
                                      June 30,              June 30,
                                --------------------  --------------------
(Unaudited - in thousands)        2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Net earnings                    $  31,865  $  24,861  $  78,487  $  70,486
Income taxes                        6,187      1,696     26,873     19,084
Interest expense                    6,949     10,886     22,524     24,130
Interest income                       (97)       (19)      (327)      (902)
                                ---------  ---------  ---------  ---------
EBIT                               44,904     37,424    127,557    112,798
Amortization of intangible
 assets                             8,635      8,286     26,471     18,169
Depreciation expense                9,826      9,422     29,984     27,897
                                ---------  ---------  ---------  ---------
EBITDA                          $  63,365  $  55,132  $ 184,012  $ 158,864
                                =========  =========  =========  =========

EBIT                            $  44,904  $  37,424  $ 127,557  $ 112,798
Less: HRT operating income (a)          -          -    (14,397)         -
                                ---------  ---------  ---------  ---------
ORGANIC EBIT                    $  44,904  $  37,424  $ 113,160  $ 112,798
                                =========  =========  =========  =========

(a)As HRT was acquired at the beginning of our fiscal third quarter of
   2009, "organic" comparisons between the three months ended June 30, 2010 and June 30, 2009 are not applicable.

EBIT (earnings before interest and taxes) and EBITDA (earnings before interest, taxes, depreciation, and amortization) are non-U.S. GAAP financial measures. Management uses EBIT to evaluate Woodward's performance without financing and tax related considerations, as these elements may not fluctuate with operating results. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Securities analysts, investors, and others frequently use EBIT and EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. As EBIT and EBITDA exclude certain financial information compared with net income, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Management's calculations of EBIT and EBITDA may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Woodward Governor Company and Subsidiaries
RECONCILIATION  OF  CASH  FLOW  FROM  OPERATIONS TO FREE CASH FLOW

                                                      Nine Months Ended
                                                          June 30,
                                                  ------------------------
(Unaudited - in thousands)                            2010         2009
                                                  -----------  -----------
Net cash provided by operating activities         $   161,609  $   115,732
Capital expenditures                                  (18,834)     (17,915)
                                                  -----------  -----------
Free cash flow                                    $   142,775  $    97,817
                                                  ===========  ===========

Free cash flow is a non-U.S. GAAP financial measure. Management uses free cash flow, which is derived from cash flows provided by operating activities, in reviewing the financial performance of Woodward's various business segments and evaluating cash levels. Securities analysts, investors, and others frequently use free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of this non-U.S. GAAP financial measure is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculation of free cash flow may differ from similarly titled measures used by other companies, limiting its usefulness as a comparative measure.

CONTACT:
Robert F. Weber, Jr.
Chief Financial Officer and Treasurer
970-498-3112

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058